Exhibit 99.2

TUNDRA SEMICONDUCTOR CORPORATION

Stock Option Plan

December 15, 2005

As amended March 2007

Tundra Semiconductor Corporation

Stock Option Plan

ARTICLE 1

PURPOSE

1.1	Purpose

The purpose of this Plan is to assist the Company in attracting, retaining and motivating key employees, consultants, officers and directors by granting to them, and to others providing services to the Company, options to purchase common shares in the capital of the Company.

ARTICLE 2

INTERPRETATION

2.1	Definitions

When used herein, unless the context otherwise requires, the following terms have the following meanings, respectively:

“Acquiror” has the meaning set forth in Section 4.9(e) of this Plan;

“Affiliated Entity” means an “affiliated entity” (as defined in MI 45-105) of the Company;

“Associate” has the meaning given to it in MI 45-105;

“Board” means the board of directors of the Company;

“CBCA” means the Canada Business Corporations Act and the regulations promulgated thereunder, both as amended from time to time;

“Change in Control” has the meaning set forth in Section 4.9(f) of this Plan;

“Change in Control Price” has the meaning set forth in Section 4.9(g) of this Plan;

“Code” has the meaning set forth in Section 4.11 of this Plan;

“Committee” has the meaning set forth in Section 3.2 of this Plan;

“Common Shares” means the common shares in the capital of the Company;

“Company” means Tundra Semiconductor Corporation;

“Consultant Participant” means an individual, other than an Employee Participant or a Director Participant, that:

(i)	is engaged to provide on a bona fide basis consulting, technical, management or other services to the Company or to an Affiliated Entity under a written contract between the Company or the Affiliated Entity and the individual or a consultant company or consultant partnership of the individual; and

(ii)	in the Company’s reasonable opinion, spends or will spend a significant amount of time and attention on the affairs and business of the Company or that of an Affiliated Entity;

For purposes of this clause, “consultant company” means, for an individual consultant, a company of which the individual consultant is an employee or shareholder and “consultant partnership” means, for an individual consultant, a partnership of which the individual consultant is an employee or partner.

“Date of Grant” means, for any Option, the date specified as the “Date of Grant” by the Board at the time it grants the Option (which cannot be earlier than the date on which the Board grants the Option and determines the Date of Grant) or, if no Date of Grant is specified, the date upon which the Option was granted;

“Director” means a member of the board of directors of the Company or of an Affiliated Entity;

“Director Participant” means a Director of the Company or of an Affiliated Entity who is not an employee of the Company or of an Affiliated Entity and includes a Director Participant’s Permitted Assigns;

“Disabled” or “Disability” means the permanent and total incapacity of an Optionee as determined in accordance with procedures established by the Board for purposes of this Plan;

“Disqualifying Disposition” has the meaning set forth in Section 4.11 of this Plan;

“Employee Participant” means a current full-time or part-time employee or contract employee or officer (other than a Director Participant or Consultant Participant) of the Company or of an Affiliated Entity and includes an Employee Participant’s Permitted Assigns;

“Exercise Notice” means a notice in writing, in the form set out in Schedule B to this Plan, signed by an Optionee and stating the Optionee’s intention to exercise a particular Option;

“Exercise Price” means the price at which a Common Share may be purchased pursuant to the exercise of an Option;

“Exercise Period” means the period of time during which an Option granted under this Plan may be exercised (provided however that the Exercise Period may not exceed 10 years from the relevant Date of Grant);

“Fair Market Value” of a Common Share means the average of the opening price and closing price of Common Shares traded in Canadian dollars on the TSX on the trading day immediately preceding the Date of Grant. The Fair Market Value of a Common Share shall be rounded up to the nearest whole cent;

“Individual Optionee” means an Optionee who is an individual or the individual of which the Optionee is a Permitted Assign, as the case may be;

“Insider” has the meaning set forth in the TSX Manual; “Individual Optionee” means an Optionee who is an individual or the individual of which the Optionee is a Permitted Assign, as the case may be;

“ISOs” has the meaning set forth in Section 4.11 of this Plan;

“MI 45-105” means Multilateral Instrument 45-105 of certain of the Canadian Securities Administrators, as amended from time to time;

“Offer” has the meaning set forth in Section 4.9 of this Plan;

“Option” means a non-assignable, non-transferable right to purchase Common Shares under this Plan;

“Optionee” means an Employee Participant, Director Participant or Consultant Participant who has been granted one or more Options;

“Option Agreement” means a signed, written agreement between an Optionee and the Company, in the form attached as Schedule A to this Plan, subject to any amendments or additions thereto as may, in the discretion of the Board, be necessary or advisable, evidencing the terms and conditions on which an Option has been granted under this Plan;

“Participant” means an Employee Participant, Director Participant or Consultant Participant;

“Permitted Assigns” means, in the event of the death or Disability of the Individual Optionee, the spouse of the Individual Optionee or a trustee, custodian or administrator acting on behalf, or for the benefit, of the Individual Optionee or the spouse of the Individual Optionee;

“Person” includes an individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

“Plan” means this stock option plan;

“Related Corporations” has the meaning set forth in Section 4.11 of this Plan;

“Retirement” means the retirement of an Employee Participant from active employment with the Company or an Affiliated Entity at or after age 65 or, with the consent for purposes of this Plan of such officer of the Company as may be designated by the Board, at or after such earlier age and upon the completion of such years of service as the Board may specify;

“Termination Date” means:

(i)	in the case of an Employee Participant whose employment or term of office with the Company or an Affiliated Entity terminates in the circumstances set out in Subsection 4.7(b) or 4.7(c), the date that is designated by the Company or an Affiliated Entity, as the case may be, as the last day of the Optionee’s employment or term of office with the Company or the Affiliated Entity, as the case may be, provided that in the case of termination of employment by voluntary resignation by the Optionee, such date shall not be earlier than the date notice of resignation was given, and “Termination Date” specifically does not mean the date on which any period of reasonable notice that the Company or the Affiliated Entity (as the case may be) may be required at law to provide to the Optionee expires; and

(ii)	in the case of a Consultant Participant whose consulting agreement or arrangement with the Company or an Affiliated Entity, as the case may be, terminates in the circumstances set out in Section 4.7(d) or 4.7(e), the date that is designated by the Company or the Affiliated Entity, as the case may be, as the date on which the Optionee’s consulting agreement or arrangement is terminated, provided that in the case of termination of such consulting agreement or arrangement by voluntary termination by the Optionee, such date shall not be earlier than the date notice of voluntary termination was given, and “Termination Date” specifically does not mean the date on which any period of notice of termination that the Company or the Affiliated Entity (as the case may be) may be required to provide to the Optionee under the terms of the consulting agreement or arrangement expires;

“TSX” means the Toronto Stock Exchange; and

“TSX Manual” means the sections of the Company Manual of the Toronto Stock Exchange regarding Security Based Compensation Arrangements, as set forth in Part VI – Changes in Capital Structure of Listed Issuers of the Company Manual.

2.2	Interpretation

(a)	Whenever the Board or, where applicable, the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board or the Committee, as the case may be.

(b)	As used herein, the terms “Article”, “Section”, “Subsection” and “clause” mean and refer to the specified Article, Section, Subsection and clause of this Plan, respectively.

(c)	Words importing the singular include the plural and vice versa and words importing any gender include any other gender.

(d)	Unless otherwise specified, all references to money amounts are to Canadian currency.

ARTICLE 3

ADMINISTRATION

3.1	Administration

Subject to Section 3.2, this Plan will be administered by the Board and the Board has sole and complete authority, in its discretion, to:

(a)	determine the individuals (from among the Participants) to whom Options may be granted;

(b)	grant Options in such amounts and, subject to the provisions of this Plan, on such terms and conditions as it determines including:

(i)	the date or dates on which Options may be granted;

(ii)	the Exercise Price;

(iii)	the date or dates when each Option becomes exercisable and, subject to Section 4.3, the duration of the Exercise Period;

(iv)	whether restrictions or limitations are to be imposed on the Common Shares and the nature of such restrictions or limitations, if any; and

(v)	any acceleration of exercisability or waiver of termination regarding any Option, based on such factors as the Board may determine;

(c)	interpret this Plan and adopt, amend and rescind administrative guidelines and other rules and regulations relating to this Plan; and

(d)	make all other determinations and take all other actions necessary or advisable for the implementation and administration of this Plan.

The Board’s determinations and actions within its authority under this Plan are conclusive and binding on the Company and all other persons. The day-to-day administration of this Plan may be delegated to such officers and employees of the Company or of an Affiliated Entity as the Board determines.

3.2	Delegation to Committee

To the extent permitted by applicable law, the Board may, from time to time, delegate to a committee (the “Committee”) of the Board all or any of the powers conferred on the Board under this Plan. In such event, the Committee will exercise the powers delegated to it by the Board in the manner and on the terms authorized by the Board. Any decision made or action taken by the Committee arising out of or in connection with the administration or interpretation of this Plan in this context is final and conclusive.

3.3	Eligibility

All Employee Participants, Director Participants and Consultant Participants are eligible to participate in this Plan, subject to Sections 4.6(b) and 4.7(f). Eligibility to participate does not confer upon any Participant any right to be granted Options pursuant to this Plan. The extent to which any Participant is entitled to be granted Options pursuant to this Plan will be determined in the discretion of the Board, provided however that the following restrictions shall also apply to this Plan:

(a)	the number of Common Shares reserved for issuance pursuant to Options granted to Insiders, together with Common Shares issuable to Insiders under the Company’s other security based compensation arrangements, must not exceed 10% of the outstanding issue of the Company; and

(b)	the number of Common Shares issued to Insiders within any one year period pursuant to the exercise of Options granted under this Plan, together with Common Shares issued to Insiders during that one year period under the Company’s other security based compensation arrangements, must not exceed 10% of the outstanding issue of the Company.

For purposes of this Section, the term “security based compensation arrangements” has the meaning set forth in the TSX Manual. In addition, “outstanding issue” will be determined on the basis of the number of Common Shares that are outstanding immediately prior to the share issuance in question, excluding shares issued pursuant to security based compensation arrangements over the preceding one-year period.

3.4	Total Common Shares Subject to Options

(a)	The aggregate number of Common Shares that may be issued pursuant to the exercise of Options must not exceed 4,750,000 Common Shares. No Option may be granted if such grant would have the effect of causing the total number of Common Shares subject to Options to exceed the above-noted total number of Common Shares reserved for issuance pursuant to the exercise of Options. Subject to applicable law and any shareholder or other approval which may be required, the Board may in its discretion amend this Plan to increase such number of Common Shares without notice to any Optionees.

(b)	To the extent Options terminate for any reason prior to exercise in full or are cancelled (with the consent of the Optionee), the Common Shares subject to such Options shall be added back to the number of Common Shares reserved for issuance under this Plan and such Common Shares will again become available for issuance under this Plan.

3.5	Option Agreements

All grants of Options under Section 4.1 of this Plan will be evidenced by Option Agreements. Such Option Agreements will be subject to the applicable provisions of this Plan and will contain such provisions as are required by this Plan and any other provisions that the Board may direct. Any one officer of the Company is authorized and empowered to execute and deliver, for and on behalf of the Company, an Option Agreement to each Optionee.

3.6	Non-transferability

Subject to Section 4.6 and the rules and policies of any stock exchange on which the Common Shares are listed, Options granted under this Plan may only be exercised during the lifetime of the Optionee by such Optionee personally. Except to the extent permitted by such rules and applicable law, no assignment or transfer of Options, whether voluntary, involuntary, by operation of law or otherwise, vests any interest or right in such Options whatsoever in any assignee (other than a Permitted Assign) or transferee and immediately upon any such assignment or transfer, or any attempt to make the same, such Options will terminate and be of no further force or effect.

3.7	Repricing Prohibited

Other than in accordance with Article 5, the Board shall not adjust or amend the Exercise Price of Options previously granted.

ARTICLE 4

GRANT OF OPTIONS

4.1	Grant of Options

The Board may, from time to time, subject to the provisions of this Plan and such other terms and conditions as the Board may prescribe, grant Options to any Participant. Notwithstanding the foregoing, the Board will not, in any one fiscal year, grant to Director Participants Options exercisable for a number of Common Shares in excess of 1.4% of the outstanding issue of the Company (as defined in Section 3.3).

The Board will consider recommendations of the Committee when determining the number of options to grant to non-employee Director Participants in any one year. The Committee will receive recommendations in this respect from the Company’s Vice President of Human Resources (“VP HR”). In addition to conducting market research internally, the VP HR will retain, on an annual basis, an executive compensation consultant to provide input to the Committee and the Board on market trends in director compensation in general and director equity compensation in particular. The Board will consider the Committee’s recommendations and may amend or approve the recommendations or request further review and consideration of the recommendations by the Committee.

4.2	Exercise Price

The purchase price of Common Shares purchasable under any Option will be as determined by the Board but in any event will be no less than the Fair Market Value of the Common Shares and, in the case of Options granted as contemplated by Section 4.11(d), 110% of the Fair Market Value of the Common Shares.

4.3	Term of Options

Subject to any accelerated termination as set forth in this Plan, each Option, unless otherwise specified by the Board at the Date of Grant, expires on the 7th anniversary of the Date of Grant, provided that in no event will the Exercise Period of an Option exceed 10 years from its Date of Grant.

4.4	Exercise Period

Unless otherwise specified by the Board at the time of granting an Option and except as otherwise provided in this Plan, each Option will vest and be exercisable as follows:

Percentage of Total Number of Common Shares that may be Purchased	Exercise Period
25%	From the first anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

25%	From the second anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

25%	From the third anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

25%	From the fourth anniversary of the Date of Grant to and including the seventh anniversary of the Date of Grant

Once an installment becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board in connection with the grant of such Option or pursuant to Section 4.9. Each Option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of Common Shares with respect to which it is then exercisable. The Board has the right to accelerate the date upon which any installment of any Option becomes exercisable.

Subject to the provisions of this Plan and any Option Agreement, Options shall be exercised by means of a fully completed Exercise Notice delivered to the Company.

4.5	Payment of Exercise Price

The Exercise Notice must be accompanied by payment in full of the purchase price for the Common Shares to be purchased. The Exercise Price must be fully paid in cash, or by certified cheque, bank draft or money order payable to the Company or by such other means as might be specified from time to time by the Board. No Common Shares will be issued or transferred until full payment therefor has been received by the Company.

4.6	Retirement, Death or Disability of Optionee

(a)	If an Employee Participant dies or becomes Disabled while an employee or officer of the Company or an Affiliated Entity or if the employment or term of office of such Employee Participant with the Company or an Affiliated Entity terminates due to Retirement:

(i)	a Permitted Assign of the Optionee’s estate or the Optionee, as the case may be, may exercise any Options of the Optionee to the extent that the Options were exercisable at the date of such death, Disability or Retirement and the right to exercise such Options terminates on the earlier of: (i) the date that is 180 days from the date of the Optionee’s death, Disability or Retirement; and (ii) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee that were not exercisable at the date of death, Disability or Retirement immediately expire and are cancelled on such date; and

(ii)	such Optionee’s eligibility to receive further grants of Options under this Plan ceases as of the date of the Optionee’s death, Disability or Retirement, as the case may be.

(b)	If a Director Participant dies, resigns, becomes Disabled or retires from the Board, such Director Participant’s Options shall continue to vest and be exercisable until such Options are exercised or terminated in accordance with the terms of such Options and this Plan.

4.7	Termination of Employment or Services

(a)	Where, in the case of an Employee Participant or Director Participant, an Optionee’s employment or term of office with the Company or an Affiliated Entity ceases by reason of the Optionee’s death, Disability or Retirement, then the provisions of Section 4.6 will apply.

(b)	Where, in the case of an Employee Participant, an Optionee’s employment or term of office terminates by reason of: (i) termination by the Company or an Affiliated Entity without cause (whether such termination occurs with or without any or adequate reasonable notice, or with or without any or adequate compensation in lieu of such reasonable notice); or (ii) voluntary resignation by the Optionee, then any Options held by the Optionee that are exercisable at the Termination Date continue to be exercisable by the Optionee until the later of: (A) the date that is 60 days after the Termination Date; and (B) the date on which any period of reasonable notice that the Company or the Affiliated Entity (as the case may be) may be required at law to provide to the Optionee expires. Any Options held by the Optionee that are not exercisable at the Termination Date continue to vest and may be exercised until the end of the exercise period as described above.

(c)	Where, in the case of an Employee Participant or Director Participant, an Optionee’s employment or term of office is terminated by the Company or an Affiliated Entity for cause, then any Options held by the Optionee, whether or not exercisable at the Termination Date, immediately expire and are cancelled on such date at a time determined by the Board, in its discretion.

(d)	Where, in the case of a Consultant Participant, an Optionee’s consulting agreement or arrangement terminates by reason of: (i) termination by the Company or an Affiliated Entity for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Optionee’s consulting agreement or arrangement); or (ii) voluntary termination by the Optionee; or (iii) the death or Disability of the Optionee, then any Options held by the Optionee that are exercisable at the Termination Date, or at the date of the death or Disability of the Individual Optionee, as the case may be, continue to be exercisable by the Optionee until the earlier of: (A) the date that is 60 days from the Termination Date, or from the date of the death or Disability of the Individual Optionee, as the case may be; and (B) the date on which the Exercise Period of the particular Option expires. Any Options held by the Optionee that are not exercisable at the Termination Date, or at the date of the death or Disability of the Individual Optionee, as the case may be, immediately expire and are cancelled on such date. Options granted to a Consultant Participant are not affected by the expiration of the term of a consulting agreement or arrangement in accordance with the terms of the agreement or arrangement.

(e)	Where, in the case of a Consultant Participant, an Optionee’s consulting agreement or arrangement is terminated by the Company or an Affiliated Entity for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in Optionee’s consulting agreement or arrangement), then any Options held by the Optionee, whether or not such Options are exercisable at the Termination Date, immediately expire and are cancelled on the Termination Date at a time determined by the Board, in its discretion.

(f)	An Optionee’s eligibility to receive further grants of Options under this Plan ceases as of the date that the Company or an Affiliated Entity, as the case may be, provides the Optionee with written notification that the Optionee’s employment, term of office, consulting agreement or arrangement, as the case may be, is terminated, notwithstanding that such date may be prior to the Termination Date.

(g)

Notwithstanding Sections 4.7(b) and (d), unless the Board, in its discretion, otherwise determines, at any time and from time to time, Options are not affected by a change of employment or consulting arrangement within or among the Company or an Affiliated Entity for so long as the Employee Participant continues to be an employee or officer of the Company or an Affiliated Entity, or for so long as the Director Participant continues to be a director of the Company or an Affiliated Entity, or for so long as the Consultant Participant continues to be engaged as a consultant to the Company or an Affiliated Entity, as the case may be.

4.8	Discretion to Permit Exercise

Notwithstanding the provisions of Sections 4.6 and 4.7, the Board may, in its discretion, at any time prior to or following the events contemplated in such sections, permit the exercise of any or all Options held by the Optionee in the manner and on the terms authorized by the Board, provided that the Board will not, in any case, authorize the exercise of an Option pursuant to this section beyond the expiration of the Exercise Period of the particular Option.

4.9	Change in Control

(a)	Notwithstanding anything else in this Plan or any Option Agreement, the Board may, without the consent of any Optionee, take such steps as are necessary or desirable to cause the conversion or exchange of any outstanding Options into or for options, rights or other securities of substantially equivalent value (or greater value), as determined by the Board in its discretion, in any entity participating in or resulting from a “Change in Control” (as defined below).

(b)	Upon the Company entering into a definitive agreement relating to a transaction which, if completed, would result in a Change in Control, the Company shall give written notice of the proposed transaction to each Optionee, together with a description of the effect of such Change in Control on outstanding Options, not less than 10 Business Days prior to the closing of the transaction resulting in the Change in Control.

(c)	The Board may, in its discretion, accelerate the vesting of any or all outstanding Options to provide that, notwithstanding Section 4.4 or any Option Agreement, such outstanding Options shall be fully vested and conditionally exercisable upon (or prior to) the completion of the transaction resulting in the Change in Control provided that the Board shall not, in any case, authorize the exercise of Options pursuant to this section beyond the Expiry Date of the Options. If the Board elects to accelerate the vesting of the Options, then if any of such Options are not exercised on or prior to completion of the transaction resulting in the Change in Control, such unexercised Options shall terminate and expire upon the completion of the transaction resulting in the Change in Control. If, for any reason, the transaction which would result in the Change in Control is not completed, the acceleration of the vesting of the Options shall be retracted and vesting shall instead revert to the manner provided in Section 4.4.

(d)

To the extent that the transaction resulting in a Change in Control is a capital reorganization, arrangement, amalgamation or reclassification of the share capital of the Company and the Board does not accelerate the vesting of Options pursuant to Section 4.9(c), the Company shall make adequate provisions to ensure that, upon completion of the proposed transaction resulting in the Change in Control, the number and kind of shares subject to outstanding Options and/or the Exercise

Price shall be appropriately adjusted in such manner as the Board considers equitable to prevent substantial dilution or enlargement of the rights granted to Optionees. The Board may make changes to the terms of the Options or this Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which the Common Shares may be listed following a Change in Control, provided that the value of previously granted Options and the rights of Optionees are not materially adversely affected by any such changes.

(e)	If any individual, corporation or other entity (an “Acquiror”) makes an offer to purchase all of the Common Shares (an “Offer”) and the Offer is accepted by all of the holders of Common Shares (or by a sufficient number of holders such that the Acquiror may statutorily acquire the balance of the outstanding Common Shares), each Optionee shall be required to exercise all Options held and sell the Common Shares which they acquire pursuant to such exercise of Options then owned by them to the Acquiror on the same terms and conditions as set out in the Offer.

(f)	For purposes of this Section 4.9, a “Change in Control” means the happening of any of the following events:

(i)	the completion of a transaction pursuant to which (A) the Company goes out of existence or (B) any Person, or any Associate or Affiliated Entity of such Person, (other than the Company, a subsidiary of the Company or an employee benefit plan of the Company (including any trustee of such plan acting as trustee)) hereafter acquires the direct or indirect “beneficial ownership” (as defined by the CBCA) of securities of the Company representing greater than 50% of the aggregate voting power of all of the Company’s then issued and outstanding securities;

(ii)	the sale of all or substantially all of the Company’s assets to a Person other than a Person that was, prior to such sale, an Affiliated Entity;

(iii)	the dissolution or liquidation of the Company except in connection with the distribution of assets of the Company to one or more Persons which were Affiliated Entities prior to such event; or

(iv)	the Company’s shareholders approve (A) any merger or consolidation as a result of which the Common Shares shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of the Company) or (B) any sale or other disposition (in a single transaction or a series of related transactions) of 50% or more of the assets or earning power of the Company.

(g)

If the Board elects to accelerate the vesting of any or all outstanding Options immediately prior to the completion of a transaction resulting in a Change in Control, it may also determine that all such outstanding Options will be purchased by the Company or an Affiliated Entity at the “Change in Control Price” (as defined below), less the applicable Exercise Price for such Options, as of the date such Change in Control is determined to have occurred or as of such other date prior to the Change in Control as the Board may determine. Outstanding Options may only be purchased by the Company or an Affiliated Entity, as described above, however, if the Change in Control Price is higher than the Exercise Price for such outstanding Options.

For purposes of this Section 4.9(g), “Change in Control Price” means the highest price per Common Share paid in any transaction reported on a stock exchange or paid or offered in any bona fide transaction related to a potential or actual Change in Control of the Company at any time during the five trading days (or if the Common Shares are not listed on any stock exchange, during the three month period) preceding the Change in Control, as determined by the Board.

4.10	Conditions of Exercise

Each Optionee will, when requested by the Company, sign and deliver all such documents relating to the granting or exercise of Options which the Company deems necessary or desirable.

4.11	Incentive Stock Options

The following provisions shall apply, in addition to the other provisions of this Plan which are not inconsistent therewith, to Options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the U.S. Internal Revenue Code (the “Code”):

(a)	Options may be granted as ISOs only to individuals who are employees of the Company or any present or future “subsidiary corporation” or “parent corporation” as those terms are defined in Section 424 of the Code (collectively, “Related Corporations”) and ISOs shall not be granted to non-employee Directors, Consultant Participants or independent contractors;

(b)	for purposes of Sections 4.6 and 4.7 of this Plan, “Disability” shall mean “permanent and total disability” as defined in Section 22(e)(3) of the Code;

(c)	if an Optionee ceases to be employed by the Company and/or all Related Corporations other than by reason of death or Disability, Options shall be eligible for treatment as ISOs only if exercised in accordance with Sections 4.6 and 4.7 of this Plan;

(d)	the Exercise Price in respect of Options granted as ISOs to employees who own more than 10% of the combined voting power of all classes of stock of the Company or a Related Corporation (a “10% Stockholder”) shall be not less than 110% of the fair market value per Common Share on the Date of Grant and the term of any ISO granted to a 10% Stockholder shall not exceed 5 years measured from the Date of Grant;

(e)	Options held by an Optionee shall be eligible for treatment as ISOs only if the fair market value (determined at the Date of Grant) of the Common Shares with respect to which such Options and all other options intended to qualify as “incentive stock options” under Section 422 of the Code held by such individual and granted under this Plan or any other plan of a Related Corporation and which are exercisable for the first time by such individual during any one calendar year does not exceed US$100,000;

(f)	by accepting an Option granted as an ISO under this Plan, each Optionee agrees to notify the Company in writing immediately after such Optionee makes a “Disqualifying Disposition” of any stock acquired pursuant to the exercise of such ISO; for this purpose, a Disqualifying Disposition is any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or (b) the date one year following the date the ISO was exercised;

(g)	no ISO granted under this Plan may be exercised until this Plan is approved by the Company’s shareholders;

(h)	no modification of an outstanding Option that would provide an additional benefit to an Optionee, including but not limited to a reduction of the Exercise Price or extension of the exercise period, shall be made without consideration and disclosure of the likely United States federal income tax consequences to the Participants affected thereby;

(i)	Options intended to be ISOs under this Plan shall be granted prior to December 15, 2015; and

(j)	ISOs shall be neither transferable nor assignable by the Optionee other than by will or the laws of descent and distribution and may be exercised, during the Optionee’s lifetime, only by such Optionee.

ARTICLE 5

SHARE CAPITAL ADJUSTMENTS

5.1	General

The existence of any Options does not affect in any way the right or power of the Company or its shareholders to make, authorize or determine any adjustment, recapitalization, reorganization or any other change in the Company’s capital structure or its business, or any amalgamation, combination, merger or consolidation involving the Company, to create or issue any bonds, debentures, Common Shares or other securities of the Company or to determine the rights and conditions attaching thereto, to effect the dissolution or liquidation of the Company or any sale or transfer of all or any part of its assets or business, or to effect any other corporate act or proceeding, whether of a similar character or otherwise, whether or not any such action referred to in this section would have an adverse effect on this Plan or any Option granted hereunder.

5.2	Reorganization of Company’s Capital

Should the Company effect a subdivision or consolidation of Common Shares or any similar capital reorganization or a payment of a stock dividend (other than a stock dividend that is in lieu of a cash dividend), or should any other change be made in the capitalization of the Company that, in the opinion of the Board, would warrant the replacement or amendment of any existing

Options in order to adjust: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options; and/or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.3	Other Events Affecting the Company

In the event of an amalgamation, combination, merger or other reorganization involving the Company by exchange of Common Shares, by sale or lease of assets or otherwise, that, in the opinion of the Board, warrants the replacement or amendment of any existing Options in order to adjust: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options in order to preserve proportionately the rights and obligations of the Optionees, the Board will authorize such steps to be taken as may be equitable and appropriate to that end.

5.4	Immediate Exercise of Awards

Where the Board determines that the steps provided in Sections 5.2 and 5.3 would not preserve proportionately the rights and obligations of the Optionees in the circumstances or otherwise determines that it is appropriate, the Board may permit the immediate exercise of any outstanding Options that are not otherwise exercisable.

5.5	Issue by Company of Additional Shares

Except as expressly provided in this Article 5, neither the issue by the Company of shares of any class or securities convertible into or exchangeable for shares of any class, nor the conversion or exchange of such shares or securities, affects, and no adjustment by reason thereof is to be made with respect to: (a) the number of Common Shares that may be acquired on the exercise of any outstanding Options; or (b) the Exercise Price of any outstanding Options.

5.6	Fractions

No fractional Common Shares will be issued on the exercise of an Option. Accordingly, if, as a result of any adjustment under Sections 5.2 to 5.4 inclusive, an Optionee would become entitled to a fractional Common Share, the Optionee has the right to acquire only the adjusted number of full Common Shares and no payment or other adjustment will be made with respect to the fractional Common Share so disregarded.

5.7	Conditions of Exercise

This Plan and each Option are subject to the requirement that if at any time the Board determines that the listing, registration or qualification of the Common Shares subject to such Option upon any stock exchange or under any provincial, state or federal law, or the consent or approval of any governmental body, stock exchange or of the holders of the Common Shares generally, is necessary or desirable, as a condition of, or in connection with, the granting of such Option or the issue or purchase of Common Shares thereunder, no such Option may be granted or exercised in whole or in part unless such listing, registration, qualification, consent or approval has been effected or obtained free of any conditions not acceptable to the Board. Each Optionee shall, to the extent applicable, cooperate with the Company in relation to such listing, registration, qualification, consent or other approval and shall have no claim or cause of action against the Company or any of its officers or directors as a result of any failure by the Company to obtain or to take any steps to obtain any such registration, qualification or approval.

ARTICLE 6

MISCELLANEOUS PROVISIONS

6.1	Legal Requirement

The Company is not obligated to grant any Options, issue any Common Shares or other securities, make any payments or take any other action if, in the opinion of the Board, in its discretion, such action would constitute a violation by an Optionee or the Company of any provision of any applicable statutory or regulatory enactment of any government or government agency.

6.2	Optionee’s Entitlement

Except as otherwise provided in this Plan, Options previously granted under this Plan, whether or not then exercisable, are not affected by any change in the relationship between, or ownership of, the Company and an Affiliated Entity. For greater certainty, all Options remain valid and exercisable in accordance with the terms and conditions of this Plan and are not affected by reason only that, at any time, an Affiliated Entity ceases to be an Affiliated Entity.

6.3	Withholding Taxes

The exercise of each Option granted under this Plan is subject to the condition that if at any time the Company determines, in its discretion, that the satisfaction of withholding tax or other withholding liabilities is required under applicable law in respect of such exercise, such exercise is not effective unless such withholding has been effected to the satisfaction of the Company. In such circumstances, the Company may require that an Optionee pay to the Company, in addition to and in the same manner as the Exercise Price for the Common Shares, such amount as the Company is obliged to remit to the relevant taxing authority in respect of the exercise of the Option. Any such additional payment is due no later than the date as of which any amount with respect to the Option exercised first becomes includable in the gross income of the Optionee for tax purposes.

6.4	Rights of Participant/Optionee

No Participant has any claim or right to be granted an Option (including, without limitation, an Option granted in substitution for any Option that has expired pursuant to the terms of this Plan), and the granting of any Option is not to be construed as giving an Optionee a right to remain in the employ of the Company or an Affiliated Entity. No Optionee has any rights as a shareholder of the Company in respect of Common Shares issuable on the exercise of rights to acquire Common Shares under any Option until the allotment and issuance to the Optionee of certificates representing such Common Shares.

6.5	Termination; Amendment

(a)	Termination

This Plan will terminate and, for greater certainty, all unexercised Options shall terminate and expire on the earliest of:

(i)	the date upon which no further Common Shares remain available for issuance pursuant to Options which may be granted under this Plan and no Options remain outstanding; and

(ii)	upon the occurrence of a Change in Control provided that the Board accelerates the vesting of Options pursuant to Section 4.9.

unless this Plan is renewed for such further period and upon such terms and conditions as the Board may determine.

(b)	Amendment

(i)	Subject to the rules and policies of any stock exchange on which the Common Shares are listed and applicable law, the Board may, without notice or shareholder approval, at any time or from time to time, amend the Plan for the purposes of:

(A)	making any amendments to the general vesting provisions of each Option set out in Section 4.4;

(B)

making any amendments to the general term set out in Section 4.3 for Options to be granted pursuant to the Plan, provided that no Option may be exercised after the tenth (10th) anniversary of the Date of Grant;

(C)	making any amendments to the provisions set out in Sections 4.6 and 4.7;

(D)	making any amendments to add covenants of the Corporation for the protection of Participants or Optionees, as the case may be, provided that such amendments shall not amend the exercise price or term of any Options previously granted to Insiders and provided further that the Board shall be of the good faith opinion that such additions will not be prejudicial to the rights or interests of the Participants or Optionees, as the case may be;

(E)	making any amendments not inconsistent with the Plan as may be necessary or desirable with respect to matters or questions which, in the good faith opinion of the Board, having in mind the best interests of the Participants and Optionees, it may be expedient to make, provided that the Board shall be of the opinion that such amendments and modifications will not be prejudicial to the interests of the Participants and Optionees; or

(F)	making such changes or corrections which, on the advice of counsel to the Corporation, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the Board shall be of the opinion that such changes or corrections will not be prejudicial to the rights and interests of the Participants and Optionees.

(ii)	Subject to Sections 5.1 and 5.7, the Board shall not alter or impair any rights or increase any obligations with respect to an Option previously granted under the Plan without the consent of the Optionee.

(iii)	In accordance with the TSX Manual, the Board will not, without shareholder approval, amend the Plan for the purposes of:

(A)	making any amendment not otherwise permitted under Section 6.5(b)(i);

(B)	increasing the number of Options to purchase Common Shares available under the Plan pursuant to Section 3.4 (a); or

(C)	reducing the exercise price or extending the term of any Option granted to an Optionee that is an Insider (as that term is defined in the TSX Manual) of the Company.

6.6	Indemnification

Every Director will at all times be indemnified and saved harmless by the Company from and against all costs, charges and expenses whatsoever including any income tax liability arising from any such indemnification, that such Director may sustain or incur by reason of any action, suit or proceeding, taken or threatened against the Director, otherwise than by the Company, for or in respect of any act done or omitted by the Director in respect of this Plan, such costs, charges and expenses to include any amount paid to settle such action, suit or proceeding or in satisfaction of any judgement rendered therein.

6.7	Participation in this Plan

The participation of any Participant in this Plan is entirely voluntary and not obligatory and shall not be interpreted as conferring upon such Participant any rights or privileges other than those rights and privileges expressly provided in this Plan. In particular, participation in this Plan does not constitute a condition of employment or service nor a commitment on the part of the Company to ensure the continued employment or service of such Participant. This Plan does not provide any guarantee against any loss which may result from fluctuations in the market value of the Common Shares. The Company does not assume responsibility for the personal income or other tax consequences for any of the Participants and each Participant is advised to consult with his or her own tax advisors.

6.8	Effective Date

This Plan becomes effective December 15, 2005.

6.9	Governing Law

This Plan is created under and is to be governed, construed and administered in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

SCHEDULE A

Stock Option Plan Option Agreement

Tundra Semiconductor Corporation (the “Company”) hereby grants to the person named below (the “Optionee”), an option (the “Option”) to purchase, in accordance with and subject to the terms, conditions and restrictions of this Agreement, together with the provisions of the Stock Option Plan (the “Plan”) of the Company dated December 15, 2005, the number of common shares in the capital of the Company (“Common Shares”) at the price per share set forth below:

Name of Optionee: __________________________________________________________

Type of Participant: [Employee Participant, Director Participant, or Consultant Participant]

Date of Grant: _____________________________________________________________

Total Number of Common Shares Subject to Option: ______________________________

Exercise Price: $__________________________________________

1.	The terms and conditions of the Plan are hereby incorporated by reference as terms and conditions of this Option Agreement and all capitalized terms used herein, unless expressly defined in a different manner, have the meanings ascribed thereto in the Plan.

2.	Subject to Sections 4.9 and 5.4 of the Plan and unless otherwise determined by the Board at the time of granting an Option, each Option is exercisable in the installments set forth in Section 4.4 of the Plan.

3.	In no event is the Option granted hereunder exercisable after the expiration of the relevant Exercise Period.

4.	Each notice relating to the Option, including the exercise thereof, must be in writing. All notices to the Company must be delivered personally or by prepaid registered mail and must be addressed to the Chief Financial Officer. All notices to the Optionee will be addressed to the principal address of the Optionee on file with the Company. Either the Company or the Optionee may designate a different address by written notice to the other. Such notices are deemed to be received, if delivered personally, on the date of delivery, and if sent by prepaid, registered mail, on the fifth business day following the date of mailing. Any notice given by either the Optionee or the Company is not binding on the recipient thereof until received.

5.	The Optionee hereby agrees that:

(a)	any rule, regulation or determination, including the interpretation by the Board of the Plan, the Option granted hereunder and the exercise thereof, is final and conclusive for all purposes and binding on all persons including the Company and the Optionee; and

(b)	the grant of the Option does not affect in any way the right of the Company or any Affiliated Entity to terminate the employment or service of the Optionee.

6.	This Option Agreement has been made in and is to be construed under and in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

[FOR U.S. OPTIONEES 7. The Option granted hereby is intended to be an ISO and the Optionee acknowledges and agrees that Section 4.11 of the Plan is applicable to the Option and the Optionee.]

TUNDRA SEMICONDUCTOR CORPORATION

By:
Authorized Signatory

I have read the foregoing Option Agreement and hereby accept the Option to purchase Common Shares in accordance with and subject to the terms and conditions of such Agreement and the Plan. I understand that I may review the complete text of the Plan by contacting the Chief Financial Officer of the Company. I agree to be bound by the terms and conditions of the Plan governing the award.

Date Accepted	Optionee’s Signature

Optionee’s Name (Please Print)

A – 2

SCHEDULE B

Stock Option Plan Exercise Notice Form – Options

I,                                                                                       , hereby exercise the option

                            (print name)

to purchase                      Common Shares of Tundra Semiconductor Corporation (the “Company”) at a purchase price of $             per Common Share. This Exercise Notice is delivered in respect of the option to purchase                  Common Shares of the Company that was granted to me on                              pursuant to the Option Agreement entered into between the Company and me. In connection with the foregoing, I enclose cash, a certified cheque, bank draft or money order payable to the Company in the amount of $                 as full payment for the Common Shares to be received upon exercise of the Option.

Date	Optionee’s Signature